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[LOGO OF COMPASS BANCSHARES APPEARS HERE] COMPASS BANCSHARES    March 9, 1995


DEAR SHAREHOLDER:

1994 was another great year for Compass Bancshares. We achieved our seventh consecutive year of record performance with demonstrated growth in assets, return on equity and net income. Compass also delivered solid returns to its shareholders despite a difficult year for bank stocks as we increased our dividend rate by 22% -- the 14th consecutive annual increase and the second consecutive increase of more than 20%.

As we move forward in 1995, we remain extremely confident about the future prospects for our company and believe that Compass is well-positioned to benefit from the exciting changes taking place in the financial services industry. Our goal has always been and will always be to maximize the value of each shareholder's investment, while providing the highest quality of service to our customers and the communities we serve and a stable environment for our employees. We greatly appreciate your continued loyalty and support.

COMPASS' RECORD SPEAKS FOR ITSELF

Compass has consistently generated above market returns for its shareholders. Over the past 10 years, the compounded annual return to Compass shareholders through dividends and stock appreciation is a stellar 19.6% compared to 14.1% for the S&P 500 Index. Since December 31, 1989, the total return to Compass shareholders has been 210% -- far exceeding returns provided by the S&P Bank Index and S&P 500 Index as well as almost all of our regional bank peers.

The current management team has successfully transformed Compass from a $5 billion bank with more than 85% of its assets in Alabama into a highly competitive $9.1 billion multi-state bank holding company. Since December 31, 1989, the Company has grown from 85 full service bank offices to over 175 while expanding our operations in Texas and Florida, states which we continue to view as attractive market complements to our core Alabama franchise. Our market capitalization has grown from $277 million to nearly $1 billion. During the same time period, non-performing assets declined as a percentage of total assets from 1.66% to 0.21% while total shareholders' equity rose from $333 million to $601 million, reflecting a 12.53% annual compound growth rate.

Our growth has been healthy and carefully planned, and has consistently generated excellent financial results providing shareholders with a superior total rate of return. Earnings per share increased from $1.23 in 1989 to $2.68 in 1994. In the same five-year period, the Company's stock price has increased over 150%. The market expects our prosperity to continue. As recently as October 1994, a Dean Witter analyst predicted that "On fundamentals, we expect Compass to trade at $30 during the next 12 months."

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[LOGO OF COMPASS BANCSHARES APPEARS HERE] COMPASS BANCSHARES

1994 FINANCIAL RESULTS PLACE COMPASS AMONG THE TOP PERFORMING BANKS IN THE
NATION

The Company's performance in 1994, the year in which Harry Brock began his disruptive attempts to distract us from our current direction, reflects the continuation of Compass' highly successful performance. Customers gave us a vote of confidence by increasing deposits 26% to more than $7 billion. Earnings per share, an important indicator of Compass' current performance, were up 13%. The Company's return on equity, the yardstick that measures management's stewardship of shareholders' money, increased to 17.35% -- the highest level in 15 years. As a demonstration of the Board's continued confidence in Compass' long-term earnings prospects, the Board voted to increase dividends twice during the last 12 months reflecting an aggregate increase of over 47%.

                    HISTORICAL ROE -- COMPASS VS. PEER GROUP

                             1990          1991         1992          1993            1994
                             ----          ----         ----          ----            ----
Compass                     15.16%        15.48%       15.77%        16.65%          17.35%

Peer Group (Compiled
  by Keefe Bruyette &
  Woods Southern Regionals) 10.29%        11.53%       14.27%        15.66%          15.49%

Data has been restated to reflect pooling-of-interests transactions.

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[LOGO OF COMPASS BANCSHARES APPEARS HERE] COMPASS BANCSHARES

YOUR BOARD OF DIRECTORS - QUALIFIED, DEDICATED AND INDEPENDENT

Compass' financial results are the product of a dedicated, independent and well-qualified Board of Directors and our family of over 4,000 hard-working Compass employees. The current Board consists of 11 directors, none of whom are officers of the Company except for CEO Paul Jones. The Company's Board includes some of the state's most respected and capable business leaders. Seven of the Company's Board members are Presidents or Chief Executive Officers of major Alabama corporations. The average length of service of the current Board members, excluding Mr. Brock and his committee, is 11 years. All but one became directors before Mr. Brock's retirement in 1991. This is the Board that built Compass Bancshares.

In addition to being experienced and seasoned business executives, the Company's Board members have a substantial financial stake in the Company. The current Board members and their families, excluding Brock and his committee, hold approximately 12% or $119 million worth of common stock in the Company. This combination of business expertise, independence and investment in the Company has led the Board to chart a successful and dynamic track record for Compass.

YOUR BOARD TAKES ITS RESPONSIBILITIES SERIOUSLY

The Company's Board has followed a deliberative and thoughtful process in evaluating Compass' future. After Mr. Brock initiated unauthorized contacts in an attempt to sell our bank, the Board informed First Union that Mr. Brock had been acting without authority and that First Union's attention had not been invited. The Board then undertook a formal process to re-evaluate all strategic options including the proposal that he suggested.

As a part of this process, the Board sought and received advice from its independent financial advisor, CS First Boston Corporation, regarding our strategic alternatives including the First Union proposal Mr. Brock released to the news media. Their well-supported conclusion was that now is not the time to sell. In CS First Boston's presentation to the Board, the reasons cited were numerous and included:

- - Compass has higher growth prospects than potential acquirors including First Union

- - Acquisition value of Compass is significantly above the $30.71 per share in First Union's proposal

- - Bank stocks are selling at depressed prices

- - Buyers' ability to pay is limited by reduced relative multiples

- - There presently are a limited number of potential buyers

- - Potential buyers' universe is likely to grow with interstate banking

- - Acquisition premiums are currently at relatively low levels

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[LOGO OF COMPASS BANCSHARES APPEARS HERE] COMPASS BANCSHARES

Our current strategic plan was reviewed by CS First Boston and endorsed by the Board after detailed analysis. This plan calls for the Company to continue the well-proven strategy for generating strong and consistent financial performance that has long been the source of Compass' superior returns to shareholders. Historical results support both the viability of the Compass strategy and the ability of our management team to execute this strategy.


                      COMPASS BANCSHARES GROWTH IN EQUITY
                             (DOLLARS IN MILLIONS)

                          1985       1986       1987      1988      1989      1990     1991      1992     1993      1994
                          ----       ----       ----      ----      ----      ----     ----      ----     ----      ----
Compass Bancshares        $233       $259       $275      $308      $333      $363     $454      $511     $551      $601

                      COMPASS BANCSHARES GROWTH IN ASSETS
                             (DOLLARS IN BILLIONS)

                          1985       1986       1987      1988      1989      1990     1991      1992     1993      1994
                          ----       ----       ----      ----      ----      ----     ----      ----     ----      ----
Compass Bancshares        $3.4       $4.0       $4.1      $4.6      $5.0      $5.5    $6.8      $7.1     $7.3      $9.1

Data has been restated to reflect pooling-of-interests transactions.

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

[LOGO OF COMPASS BANCSHARES APPEARS HERE] COMPASS BANCSHARES

                                        HISTORICAL DIVIDENDS & EARNINGS PER SHARE
                          1985       1986       1987      1988      1989      1990     1991      1992     1993      1994
                          ----       ----       ----      ----      ----      ----     ----      ----     ----      ----
Dividends Per Share       $0.34      $0.39      $0.44     $0.47     $0.51     $0.53    $0.59     $0.67    $0.76     $0.92
Earnings Per Share        $0.87      $0.98      $0.86     $1.20     $1.23     $1.51    $1.74     $2.01    $2.37     $2.68

Data has been restated to reflect pooling-of-interests transactions.

Shareholders have been well rewarded for their commitment to the Compass strategy.


                                TOTAL STOCKHOLDERS RETURN - 5 YEARS (12/31/89-12/31/94)

                                               PEER GROUP       S&P BANK
                               COMPASS          AVERAGE*         INDEX           S&P 500
                               -------         ----------       --------         -------
Total Stockholder's Return     209.79%          105.45%          54.77%           50.64%

* CS First Boston Peer Group


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[LOGO OF COMPASS BANCSHARES APPEARS HERE] COMPASS BANCSHARES


BROCK'S ACTIONS JUST DON'T MAKE SENSE

Since the Company's recent performance and prospects are so outstanding, Mr. Brock's recent activities just don't make any sense. The Board of the Company considered all reasonable options and came to the conclusion that continuing to pursue the Company's strategic plan and operating the bank for long term growth and profitability is in the best interests of the shareholders, employees and communities we serve.

No one is foreclosing a sale or strategic merger if it makes sense. Your Board will remain open to such alternatives if and when they may arise. However, it is your Board's informed judgment that in the current market environment and in light of the Company's bright future prospects, pursuing such a strategy at this time does not make sense.

BROCK IS PURSUING A PERSONAL AGENDA

In spite of the Company's respect for and long affiliation with Mr. Brock, we find that his current activities have placed us in the uncomfortable position of having to take a stand against his behavior. Although Mr. Brock along with many other important people helped build Compass Bancshares into the strong, stable institution it is today, this does not give him the authority to act or speak on the Company's behalf without the Board's prior approval. For nearly nine months now, he has tried to assert control over the Board and to bully the members into pursuing his agenda.

Compass Bancshares is not Mr. Brock's to give away. No matter what his views may be as a member of our Board of Directors, he has only one vote. And as a colleague, we expect him to respect the opinions of the other members and to honor the will of the majority of the Board. Before he officially retired in 1991, Harry Brock helped select a respected and talented Board of Directors and management team to run the Company. It is time that he step aside and respect the informed judgments of these qualified and dedicated individuals.

CONTROL IS AT THE CORE OF BROCK'S EFFORTS

At the core of Mr. Brock's efforts is an attempt to regain control of the Company. Although he mentions the future of the Company and "maximizing shareholder value", his actions indicate that he is more interested in dominating the Board and the destiny of the Company. Mr. Brock's nominees to the Board include long-time friends Wendell Taylor and Jim Hayes as well as the son-in-law of another old friend Carl Wittichen.

Rather than evaluating proposals on their merit as your current experienced and independent Board has done, Mr. Brock's nominees will show allegiance to him by automatically aligning their votes with his. Notably, other than this intent to remove the current successful management team, Mr. Brock and his nominees have not indicated what would happen if their ill-advised efforts to find a suitor for the bank are unsuccessful.

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[LOGO OF COMPASS BANCSHARES APPEARS ABOVE] COMPASS BANCSHARES


WE APPRECIATE YOUR CONTINUED LOYALTY AND SUPPORT

We regret that Mr. Brock has forced this costly proxy contest upon our Company, and we appreciate your continued patience and support. We intend to call as many of you as we can over the course of the next few weeks to answer any questions you may have. In the meantime, if you would like to communicate directly with us, you may call 1-800-566-9061 between the hours of 9:00 A.M. and 8:00 P.M. Central Time, Monday through Friday.

Except as described in the Company's proxy statement relating to the Annual Meeting of Shareholders to be held on April 11, 1995, no director, nominee as a director or executive officer of the Company is a party to any contract, arrangement or understanding with respect to securities of the Company or with respect to future employment or future transactions with the Company.

YOUR VOTE IS IMPORTANT TO ENSURE THAT COMPASS REMAINS ON THE STEADY COURSE THAT HAS SERVED SHAREHOLDERS SO WELL OVER THESE PAST MANY YEARS.

YOUR VOTE IS IMPORTANT TO ENSURE THAT COMPASS REMAINS IN THE CONTROL OF AN EXPERIENCED AND INDEPENDENT BOARD OF DIRECTORS.

PLEASE VOTE YOUR SUPPORT FOR YOUR CURRENT BOARD BY SIGNING, DATING AND PROMPTLY MAILING THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Thank you again for your continued loyalty and support.

Sincerely,

The Board of Directors

Compass Bancshares, Inc.




/s/ Charles W. Daniel                        /s/ D. Paul Jones, Jr.
- ------------------------                     ------------------------
    Charles W. Daniel                            D. Paul Jones, Jr.


/s/ W. Eugene Davenport                      /s/ Goodwin L. Myrick
- ------------------------                     ------------------------
    W. Eugene Davenport                          Goodwin L. Myrick


/s/ Marshall Durbin, Jr.                     /s/ John S. Stein
- ------------------------                     ------------------------
    Marshall Durbin, Jr.                         John S. Stein


/s/ Tranum Fitzpatrick
- ------------------------
    Tranum Fitzpatrick






















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